EXHIBIT 10.64

NON-COMPETE AND NON-SOLICITATION AGREEMENT

This NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into this 7th day of December, 2005, by and between STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”) and SOURCE ONE PERSONNEL, INC., a New Jersey corporation (“Source One”).

RECITALS:

WHEREAS, Source One and Stratus have executed an Asset Purchase Agreement whereby Source One has purchased a portion of Stratus’ business as more particularly described in the Asset Purchase Agreement (the “Purchased Business”); and

WHEREAS, Stratus has retained that portion of its business other than the Purchased Business (the “Retained Business”), which includes nationwide customers and accounts; and

WHEREAS, Stratus possesses substantial information and knowledge regarding the Purchased Business; and

WHEREAS, the parties desire to enter into an agreement whereby Stratus agrees not to compete with Source One relating to the Purchased Business.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

1.	Confidentiality and Trade Secrets

(a) Stratus acknowledges that it has had access to Confidential Information concerning the Purchased Business and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and Source One.

(b) Stratus further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment in connection with the Purchased Business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and Source One.

(c) Stratus agrees that all of the Confidential Information, including, but not limited to the information described in Sections 1(a) and (b), constitutes valuable and proprietary trade secrets and confidential information of Source One.

(d) “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, software, developments, inventions, processes, technology, designs, drawings, hardware and software configuration information, marketing, financial or other business information relating to the Purchased Business, including the terms of the Asset Purchase Agreement and this Agreement. Confidential Information may also include proprietary information, trade secrets or know-how received in confidence from third parties.

2.	Non-Competition Agreement

Stratus agrees, on its own behalf and on behalf of its affiliates, that neither it nor any affiliate will, during the two (2) year period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”), directly or indirectly, own, manage, control, join, operate, perform, finance, participate in, permit their names to be used in connection with, or otherwise be engaged in a business that competes with the Purchased Business. Stratus acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Purchased Business. For purposes of this Section 2, “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, partner, joint venturer or otherwise or rendering any direct or indirect service or assistance (including as a creditor for money borrowed) to any person. Notwithstanding the foregoing, Stratus retains the right to continue to service the Retained Business.

3.	Non-Disclosure Agreement

Stratus agrees that except as directed by Source One, it will not at any time use for any reason or disclose to any person any Confidential Information of Source One or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Source One.

4.	Agreement Not to Compete for Accounts or Personnel

(a) Stratus, for itself and on behalf of its affiliates, agrees that during the Restrictive Period neither it nor any affiliate will, directly or indirectly, solicit, cause any other person to solicit or assist any other person in soliciting, the employment of, or hire as a staff employee, leased employee, temporary employee or otherwise engage as a contractor, any person who is, at the time of such solicitation, hiring or engagement, or who was within twelve (12) months of such solicitation, hiring or engagement, a staff employee, leased employee, temporary employee or contractor of Source One or the Purchased Business and it will not induce any person employed or engaged by Source One in any capacity to terminate his or her employment or engagement with Source One; provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted to any such person by Stratus or any affiliate.

(b) Stratus, for itself and on behalf of its affiliates, agrees that during the Restrictive Period neither it nor any affiliate will, directly or indirectly, solicit, cause any other person to solicit, or assist any other person with soliciting any customer or client or prospective customer or client of Source One or the Acquired Business to (i) terminate or otherwise modify such customer’s or client’s relationship with Source One or (ii) become a customer or client of another company which is in competition with Source One.

(c) Nothing contained in this Section 4 shall be deemed to prohibit or otherwise limit Stratus’ ability to service the Retained Business.

5.	No Adequate Remedy at Law

Stratus acknowledges and agrees that any breach or threatened breach by of this Agreement by Stratus would cause immediate and irreparable injury to Source One and that money damages alone would not provide an adequate remedy in the event Stratus breaches any of the above covenants. Accordingly, Stratus agrees that Source One shall have the right to seek and obtain an injunction to enjoin any such breach by Stratus without the requirement of the posting of a bond and, if Source One shall institute any action or proceeding to enforce those covenants, Stratus hereby waives and agrees not to assert the claim or defense that Source One has an adequate remedy at law. The foregoing shall not prejudice Source One’s right to require Stratus to account for and pay over to Source One the amount of any damages incurred by Source One as a result of any such breach.

6.	Scope and Duration

It is expressly understood and agreed that Stratus and Source One consider the restrictions contained in this Agreement to be reasonable and necessary for the purposes of preserving and protecting the goodwill, legitimate business interests, and proprietary trade secrets and confidential information of Source One. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or to be overbroad as to geographic area, or time, or with respect to a particular scope of commerce, or to be otherwise unenforceable, the parties intend for the restrictions set forth above to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

7.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Source One may assign Source One’s rights hereunder to a subsidiary or other affiliate of Source One, including, without limitation, Source One Staffing Solutions, LLC, a New Jersey limited liability company.

8.	Entire Agreement; Amendment

This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. Stratus and Source One, by the consent of their respective Boards of

Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Stratus and Source One.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

10.	Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

11.	Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

STRATUS SERVICES GROUP, INC.

By:  /s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

SOURCE ONE PERSONNEL, INC.

By: /s/ James S. Radvany
James S. Radvany
President